UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2015

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW Washington, DC	20016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 202-752-7000
(Former name or former address, if changed since last report): ______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 25, 2015, the Equity in Government Compensation Act of 2015 was enacted. This law directs the Director of the Federal Housing Finance Agency (“FHFA”) to suspend the current compensation packages of Fannie Mae’s and Freddie Mac’s chief executive officers and, in lieu of such packages, to establish the compensation and benefits that were in effect for such officers as of January 1, 2015. The law also provides that these officers’ compensation and benefits may not thereafter be increased and these restrictions on chief executive officer compensation are applicable as long as Fannie Mae and Freddie Mac are in conservatorship or receivership.
In accordance with this law, on December 1, 2015, the Director of FHFA directed Fannie Mae to decrease the total target annual direct compensation of our Chief Executive Officer, Timothy J. Mayopoulos, to $600,000, effective November 25, 2015.  This $600,000 in annual direct compensation consists solely of base salary, and was the level of direct compensation in effect for Mr. Mayopoulos between January 1, 2015 and June 30, 2015. Mr. Mayopoulos’s total annual direct compensation target had been subject to an increased rate beginning July 1, 2015. This reduction in and limit on the compensation of our Chief Executive Officer may negatively affect our ability to retain our Chief Executive Officer and will adversely affect our ability to engage in effective succession planning for this critical role. For more information on our executive compensation program, see “Item 11. Executive Compensation” in our 2014 Form 10-K. For more information on the risks to our business if we are unable to retain and recruit well-qualified employees, see “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 5, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Brian P. Brooks
Brian P. Brooks
Executive Vice President, General Counsel and Corporate Secretary
Date: December 7, 2015

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